EXHIBIT 10.1
ADVISORY AGREEMENT

Advisory Agreement dated as of April 21, 2105 by and among ISMO Tech Solutions Inc. (“Company”), and Denis Corin or his incorporated company (the “Advisor”).

W I T N E S S E T H:

The Company desire to engage the services of the Advisor for purposes of general corporate development and more specifically for those services set forth below (collectively, the “Advisory Services”).

Advisor is desirous of performing the Advisory Services on behalf of the Company and desires to be engaged and retained by the Company for such purposes.

Accordingly, in consideration of the recitals, promises and conditions in this Agreement, the Advisor and the Company agree as follows:

1.           Advisory Services.  The Company hereby retains the Advisor to provide expertise in the areas of public company administration, finance and corporate development to the Management and Board, and the Advisor accepts such retention all on the terms and conditions herein contained.     Specific services are:

(a)	to assist the company all business development activities and business planning and direction
(b)	to assist the Company in the implementation of financial controls and systems
(c)	to assist Company in the negotiation of any business transactions
(d)	to assist the Company in the preparation and filing of regulatory submissions
(e)	to assist the Company in the area of financing and capital structure.

2.           Term.

 (a)           Subject to this Section 2(a), the initial term (the “Initial Term”) of this Agreement shall be for a two-year period commencing on April 21, 2015.

3.           Compensation.  The Company shall pay and deliver to the Advisor:

•	Monthly retainer of $10,000
•	One Million of the Company’s common stock valued at $0.001 to be issued to the advisors consulting company.
•
Bonus Transaction Fees associated with any funding arranged or introduced to the company by mutual agreement between the parties and on a case by case basis, and which results in a financial transaction.

4.           Expenses:  The Company will reimburse Advisor for all reasonable expenses incurred during performance of duties as Advisor.

5.           Termination:  Either Company or Advisor can terminate this Agreement by giving Ninety (90) days written notice.   Company agrees not to terminate (unless for cause) this Agreement during the ‘initial term’ unless there is clear evidence the Advisor is not performing duties in the best interests of Company. If the company terminates the agreement prior to the end of the initial term (without cause), the Advisor shall be entitled to any outstanding unpaid portion of reimbursable expenses, Transaction Fee, if any, and for the remainder of the unexpired portion of the applicable term (Initial Term or an agreed Extension Period) of the Agreement.

6.           Duties of the Company.

(a)           The Company shall supply the Advisor, on a regular and timely basis, with all approved data and information about the Company, its management, its products and its operations, and the Company shall be responsible for advising the Advisor of any facts which would affect the accuracy of any prior data and information previously supplied to the Advisor so that the Advisor may take corrective action.

(b)           The Company shall promptly supply the Advisor with:  full and complete copies of all filings with all federal and state securities agencies; full and complete copies of all stockholder stock reports and communications, whether or not prepared with the Advisor’s assistance; all data and information supplied to any analyst, broker-dealer, market maker or other member of the financial community; and all product/services brochures, sales materials, etc.

(c)           The Company shall contemporaneously notify the Advisor if any information or data being supplied to the Consultant has not been generally released or promulgated.

(d)           Other specific obligations of the Company hereunder include the obligation to make all payments (including, but not limited to the stock compensation) and/or deliveries of securities required hereunder (including, but not limited to the Common Shares) as due.

7.            Representatives and Indemnification by Company.

(a)           The Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, information and data which it supplies to the Advisor and the Company acknowledges its awareness that the Advisor will rely on such continuing representation in disseminating such information.

(b)           The Advisor, in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company.

(c)           The Company hereby agree to indemnify the Advisor against, and to hold the Advisor harmless from, any claims, demands, suits, loss, damages, etc. arising out of the Advisor’s reliance upon the accuracy and continuing accuracy of such facts, material, information and data, unless the Advisor has been negligent in fulfilling its duties and obligations hereunder.

(d)           The Company hereby agree to indemnify the Advisor against, and to hold the Advisor harmless from, any claims, demands, suits, loss, damages, etc. arising out of the Advisor’s reliance on the general availability of information supplied to the Advisor and the Advisor’s ability to promulgate such information, unless the Advisor has been negligent in fulfilling his duties and obligations hereunder.

8.            Representatives and Indemnification by Advisor.

The Consultant agrees to provide the Advisor Services hereunder in a manner consistent with the performance standards observed by other professionals undertaking such functions.

9.           Confidentiality and Other Provisions.

(a)           The Advisor shall not, except as authorized or required to perform the Advisor Services, reveal or divulge to any person or Company any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or other affairs of the Company, which may come to its knowledge during the term of this Agreement and shall keep in complete secrecy all confidential information entrusted to it and shall not use or attempt to use any such information in any manner which may injure or cause loss, either directly or indirectly, to each Company’s business or may be likely so to do.  This restriction shall continue to apply after the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge, which may come into the public domain.  The Advisor shall comply with such directions, as the Company shall make to ensure the safeguarding or confidentiality of all such information.

(b)           During the term of this Agreement, the Advisor shall devote sufficient time, attention, and ability to the business of the Company, and to any associated Company, as is reasonably necessary for the proper performance of the Advisory Services pursuant to this Agreement.   During the term of this Agreement, the Advisor shall:

(i)	at all times perform the Advisory Services to the best of its abilities and in the best interests of the Company; and

(ii)	devote such of its time, labor and attention to the business of the Company as it, in its sole discretion, deems necessary for the proper performance of the Advisory Services hereunder; and

10.           Relationship of Parties.  The Advisor is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment compensation) and all workers’ compensation insurance.  This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties, and neither party is intended to have any interest in the business or property of the other.

11.           Miscellaneous.

(a)           Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

(b)           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (Eastern Standard time) on a Business Date, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 4:30 p.m. (Eastern Standard time) on any date and earlier than 11:59 p.m. (Eastern Standard time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:

If to the Company:      Attention of Enrique Navas
Cassa 11 – Princesa de Gales,
Calle Oxford, Las Cumbres, Panama City, Panama
Email: ismosolutions@gmail.com

If to the Consultant:                            Denis Corin
10 Market St, Suite 427
Camana Bay, Grand Cayman, Cayman Islands
Tel.: [345] 925 5363
                                                                Email: dencorin@gmail.com
Attention:  Denis Corin

or such other address as may be designated in writing hereafter, in the same manner, by such party.

(c)           Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Advisor, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

(d)           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  All words used in this Agreement will be construed to be of such number and gender as the circumstances require.

(e)           Successors and Assigns.  This Agreement is intended only for the benefit of, shall be binding upon and inure to the benefit of the parties and their respective successors.  Anything in the foregoing to the contrary notwithstanding, subject to compliance with applicable securities laws, the Advisor may assign and/or transfer all or a portion of the consideration payable by the Company hereunder.

(f)           Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.  Each party hereby irrevocably submits to the non-exclusive jurisdiction of the United States Federal District Court for the Southern District of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper under such court’s jurisdiction.

(g)           Severability.  In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(h)           Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including the recovery of damages, the Advisor will be entitled to specific performance of the obligations of the Company hereunder.  The Company and the Advisor agree that monetary damages would not be adequate compensation for any loss incurred by reason of any breach of its obligations described in this Agreement and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

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IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

TapImmune Inc.

By: /s/ Enrique Navas
Enrique Navas
CEO

“Advisor”

    /s/ Denis Corin
      Denis Corin